FORM 3                 OMB APPROVAL
                    OMB Number:   3235-0104
                    Expires:   September 30, 1998
                    Estimated average burden
                    hours per response ...0.5


          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
              Washington, D.C. 20549

      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company
      Act of 1935 or Section 30(f) of the Investment Company
                    Act of 1940


Print or Type Responses)
1.   Name and Address of Reporting Person
     Halpern       Merril     M.
     (Last)      (First)    (Middle)

     c/o Charterhouse Group International, Inc.
     535 Madison Avenue
       (Street)

     New York        NY         10022
     (City)         (State)    (Zip)

2.   Date of Event Requiring Statement
     (Month/Day/Year)
     12/07/98

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol
     United Road Services, Inc. (NASDAQ:URSI)

5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)
     _x_ Director         ___ 10% Owner
     ___ Officer (give title below) ___ Other (specify below)




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6.   If Amendment, Date of Original
     (Month/Day/Year)

7.   Individual or Joint/Group
     Filing (check Applicable Line)
     _x_ Form filed by One Reporting Person
     ___ Form filed by More than One Reporting Person




Table I   Non-Derivative Securities Beneficially Owned

1.   Title of Security (Instr. 4)
     Common Stock

2.   Amount of Securities Beneficially Owned (Instr. 4)
     None

3.   Ownership From: Direct (D) or Indirect (I) (Instr. 5)
     Not applicable

4.   Nature of Indirect Beneficial Ownership (Instr. 5)
     Not applicable


Table II Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 4)
     None

2.   Date Exercisable and Expiration Date (Month/Day/Year)
     Date Exercisable     Expiration Date
     Not applicable

3.   Title and Amount of Securities Underlying Derivative
     Security (Instr. 4)
     Title             Amount or Number of Shares
     Not applicable

4.   Conversion or Exercise Price of Derivative Security
     Not applicable

5.   Ownership Form of Derivative Security: Direct (D) or



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     Indirect (I)  (Instr. 5)
     Not applicable

6.   Nature of Indirect Beneficial Ownership (Instr. 5)
     Not applicable



Explanation of Responses:
**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     /s/Merril M. Halpern         December 17, 1998
     Merril M. Halpern
  **Signature of Reporting Person       Date


Note:   File three copies of this Form, one of which must be
     manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
Instruction 5(b)(v).                    SEC 1473(7-96)